SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                     (Amendment No. 8 for Barbara Sinclair;
                       Amendment No. 7 for James Sinclair)

                    Under the Securities Exchange Act of 1934

                             SUTTON RESOURCES, LTD.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    869474106
                                 (CUSIP Number)


                                 James Sinclair
                              Route 41, Amenia Road
                                Sharon, CT 06069
                                 (860) 364-0164
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 24, 1997
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |__|.

Check the following box if a fee is being paid with the statement |__|.


                                Page 1 of 9 pages


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-------------------                                            -----------------
CUSIP NO. 869474106                                            Page 2 of 9 pages
-------------------                                            -----------------


================================================================================
       1            NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          Barbara Sinclair
--------------------------------------------------------------------------------
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
       3            SEC USE ONLY
--------------------------------------------------------------------------------
       4            SOURCE OF FUNDS
                          PF, OO
--------------------------------------------------------------------------------
       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
       6            CITIZENSHIP OR PLACE OF ORGANIZATION
                          U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF                     7              SOLE VOTING POWER
    SHARES                                      -0-
 BENEFICIALLY       ------------------------------------------------------------
   OWNED BY                      8              SHARED VOTING POWER
     EACH                                       2,553,584
   REPORTING        ------------------------------------------------------------
  PERSON WITH                    9              SOLE DISPOSITIVE POWER
                                                -0-
                    ------------------------------------------------------------
                                10              SHARED DISPOSITIVE POWER
                                                2,871,584 (1)
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                          2,871,584(1)
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                          10.0%
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON
                          IN
================================================================================

     (1) Includes 318,000 shares underlying warrants exercisable within 60 days.



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CUSIP NO. 869474106                                            Page 3 of 9 pages
-------------------                                            -----------------


===============================================================================
      1             NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          James Sinclair
--------------------------------------------------------------------------------
      2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
      3             SEC USE ONLY
--------------------------------------------------------------------------------
      4             SOURCE OF FUNDS
                          PF, OO
--------------------------------------------------------------------------------
      5             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
      6             CITIZENSHIP OR PLACE OF ORGANIZATION
                          U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF                      7              SOLE VOTING POWER
   SHARES                                       100
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY                       8              SHARED VOTING POWER
    EACH                                        2,553,584
  REPORTING         ------------------------------------------------------------
 PERSON WITH                     9              SOLE DISPOSITIVE POWER
                                                170,100
                    ------------------------------------------------------------
                                10              SHARED DISPOSITIVE POWER
                                                2,871,584
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                          3,041,684(1)
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                          10.6%
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON
                          IN
================================================================================

     (1) Includes 2,871,584 shares beneficially owned by Barbara Sinclair in which Mr. Sinclair disclaims economic interest and 170,000 shares underlying warrants held by Mr. Sinclair which are exercisable within 60 days.

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CUSIP NO. 869474106                                            Page 4 of 9 pages
-------------------                                            -----------------


                                  AMENDMENT TO
                           STATEMENT FOR SCHEDULE 13D
                           --------------------------

     This statement amends Item 5 of the Statement to the Schedule 13D filed with the Commission on January 25, 1996, as subsequently amended, on behalf of Barbara Sinclair and James Sinclair (the "Reporting Persons") with respect to the common stock of Sutton Resources, Ltd. (the "Issuer").

Item 5. Interest in Securities of the Issuer.

     (a) The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 28,665,630 shares outstanding, which equals the number of shares reported in the Issuer's most recently available Form 6-K plus 488,000 shares underlying warrants beneficially onwed by the Reporting Person.

As of the close of business on October 24, 1997:

          (i) Mrs.  Sinclair  beneficially  owns 2,871,584  Shares (10.0% of the
     Issuer's   Outstanding   Shares),   318,000  of  which  underlie   warrants
     exercisable within 60 days.

          (ii) Mr. Sinclair beneficially owns 3,041,684 Shares (10.6%), which include the Shares reported as beneficially owned by Mrs. Sinclair, and 170,000 shares which underlie warrants exercisable within 60 days. Mr. Sinclair expressly disclaims economic interest in any of the Shares beneficially owned by Mrs. Sinclair.

          (iii) In the aggregate, the Reporting Persons beneficially own 3,041,684 Shares (10.6%).

     (b) Mr. and Mrs. Sinclair share voting and dispositive power with respect to the Shares reported in (a)(i), and Mr. Sinclair has voting and dispositive power over the Shares reported in (a)(ii).

     (c)(i) Since the reporting date of their last Schedule 13D Amendment, the Reporting Persons have engaged in the following transactions in the Issuer's Common Stock and Warrants all of which, except as otherwise noted, were done in open market transactions.

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CUSIP NO. 869474106                                            Page 5 of 9 pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
                            Transactions in Warrants*
--------------------------------------------------------------------------------
                            No. of           Price per           Purchase (P)
Date                      Warrants             Warrant           or Sale (S)
----                      --------             -------           -----------
--------------------------------------------------------------------------------
9/29/97                     60,000                   6.88            (P)
--------------------------------------------------------------------------------
10/1/97                      5,000                   7.24            (P)
--------------------------------------------------------------------------------
10/2/97                      5,000                   7.30            (P)
--------------------------------------------------------------------------------
10/15/97                       700                   6.52            (P)
--------------------------------------------------------------------------------

*    Each Warrant represents the right to acquire two shares.

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CUSIP NO. 869474106                                            Page 6 of 9 pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
                          Transactions in Common Stock
--------------------------------------------------------------------------------
                             No. of              Price per        Purchase (P)
Date                         Shares                Share          or Sale (S)
----                         ------                -----          -----------
--------------------------------------------------------------------------------
9/25/97                       2,000                 8.63             (S)
--------------------------------------------------------------------------------
9/25/97                         500                 8.60             (S)
--------------------------------------------------------------------------------
9/25/97                       2,000                 8.63             (S)
--------------------------------------------------------------------------------
9/26/97                       2,000                 8.66             (S)
--------------------------------------------------------------------------------
9/26/97                         500                 8.66             (S)
--------------------------------------------------------------------------------
9/26/97                       2,000                 8.66             (S)
--------------------------------------------------------------------------------
9/29/97                       2,000                 8.80             (S)
--------------------------------------------------------------------------------
9/29/97                      28,000                 8.92             (S)
--------------------------------------------------------------------------------
9/29/97                      25,000                 8.86             (S)
--------------------------------------------------------------------------------
9/29/97                       2,000                 8.60             (S)
--------------------------------------------------------------------------------
9/29/97                         500                 8.80             (S)
--------------------------------------------------------------------------------
9/30/97                       2,000                 9.25             (S)
--------------------------------------------------------------------------------
9/30/97                       2,000                 9.02             (S)
--------------------------------------------------------------------------------
9/30/97                       2,000                 9.30             (S)
--------------------------------------------------------------------------------
9/30/97                       1,000                 9.3125           (S)
--------------------------------------------------------------------------------
9/30/97                       2,000                 9.30             (S)
--------------------------------------------------------------------------------
9/30/97                       2,000                 9.02             (S)
--------------------------------------------------------------------------------
9/30/97                       1,000                 9.30             (S)
--------------------------------------------------------------------------------
9/30/97                       1,000                 9.30             (S)
--------------------------------------------------------------------------------
9/30/97                         500                 9.02             (S)
--------------------------------------------------------------------------------
10/1/97                       3,000                 9.875            (S)
--------------------------------------------------------------------------------
10/1/97                       6,000                10.00             (S)
--------------------------------------------------------------------------------

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CUSIP NO. 869474106                                            Page 7 of 9 pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
                          Transactions in Common Stock
--------------------------------------------------------------------------------
                             No. of              Price per        Purchase (P)
Date                         Shares                Share          or Sale (S)
----                         ------                -----          -----------
--------------------------------------------------------------------------------
10/1/97                      24,000                 9.875            (S)
--------------------------------------------------------------------------------
10/1/97                      74,700                 9.61             (S)
--------------------------------------------------------------------------------
10/1/97                       2,000                 9.75             (S)
--------------------------------------------------------------------------------
10/1/97                       2,000                 9.75             (S)
--------------------------------------------------------------------------------
10/1/97                       1,000                10.00             (S)
--------------------------------------------------------------------------------
10/1/97                       2,000                 9.75             (S)
--------------------------------------------------------------------------------
10/2/97                       2,200                 9.875            (S)
--------------------------------------------------------------------------------
10/2/97                       2,300                10.125            (S)
--------------------------------------------------------------------------------
10/2/97                       4,700                10.125            (S)
--------------------------------------------------------------------------------
10/6/97                       3,000                 9.91             (S)
--------------------------------------------------------------------------------
10/8/97                       1,500                 9.625            (S)
--------------------------------------------------------------------------------
10/8/97                       1,000                 9.625            (S)
--------------------------------------------------------------------------------
10/8/97                       2,000                 9.6875           (S)
--------------------------------------------------------------------------------
10/8/97                       4,500                 9.90             (S)
--------------------------------------------------------------------------------
10/9/97                       4,500                 9.00             (S)
--------------------------------------------------------------------------------
10/9/97                       9,500                 9.00             (S)
--------------------------------------------------------------------------------
10/10/97                      2,500                 8.90             (S)
--------------------------------------------------------------------------------
10/10/97                      2,000                 8.875            (S)
--------------------------------------------------------------------------------
10/13/97                      3,000                 8.625            (S)
--------------------------------------------------------------------------------
10/14/97                      2,000                 8.65             (S)
--------------------------------------------------------------------------------
10/15/97                      2,200                 8.65             (S)
--------------------------------------------------------------------------------
10/16/97                      2,000                 8.6875           (S)
--------------------------------------------------------------------------------
10/16/97                      3,000                 8.60             (S)
--------------------------------------------------------------------------------

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CUSIP NO. 869474106                                            Page 8 of 9 pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
                          Transactions in Common Stock
--------------------------------------------------------------------------------
                             No. of              Price per        Purchase (P)
Date                         Shares                Share          or Sale (S)
----                         ------                -----          -----------
--------------------------------------------------------------------------------
10/17/97                      5,000                 8.50             (S)
--------------------------------------------------------------------------------
10/20/97                      1,500                 8.50             (S)
--------------------------------------------------------------------------------
10/20/97                     21,500                 8.41             (S)
--------------------------------------------------------------------------------
10/21/97                      4,600                 8.32             (S)
--------------------------------------------------------------------------------
10/23/97                     15,000                 9.00             (S)
--------------------------------------------------------------------------------
10/23/97                     10,000                 9.00             (S)
--------------------------------------------------------------------------------
10/24/97                    150,000                  *                *
--------------------------------------------------------------------------------
10/24/97                      3,500                 8.375            (S)
--------------------------------------------------------------------------------

*    Represents a charitable donation.

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CUSIP NO. 869474106                                            Page 9 of 9 pages
-------------------                                            -----------------


                                   SIGNATURES

     After reasonable inquiry and to the best of each Reporting Person's belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: November 3, 1997


                                        /s/ James Sinclair
                                        ------------------------
                                        Barbara Sinclair,
                                        by James Sinclair


                                        /s/ James Sinclair
                                        ------------------------
                                        James Sinclair